Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Spartan Motors, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: December 14, 2015

Edward J. McAree
The Rayburn Group

By:	/s/ Edward J. McAree
Edward J. McAree, for himself and as Authorized Signatory for Rayburn

/s/ Alexander C. McAree
Alexander C. McAree